UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12

JPMorgan Trust II

J.P. Morgan Mutual Fund Investment Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear [Financial Advisor],

We understand that some of your clients have received mailings and phone calls from a proxy solicitor, EQ Fund Solutions, LLC, in regard to the JPMorgan Large Cap Growth Fund and the JPMorgan Growth Advantage Fund (the “Funds”).

Why are my clients being contacted?

Clients are receiving these calls because they are shareholders in one or both of these Funds and there is a proposed change that requires a vote from shareholders in order to move forward.

More specifically, shareholders are being asked to vote on a proposal (the “Proposal”) to reclassify these two Funds from “diversified” to “non-diversified” under the Investment Company Act of 1940 (the “1940 Act”). Because the related investment policy for these Funds is a fundamental policy, this change can only occur through a shareholder vote.

Why is this vote being proposed?

This change, if approved, will give the portfolio management team for each Fund greater flexibility to manage position sizes in the benchmark’s top holdings and express conviction consistent with their respective investment philosophy and process. While approval of the Proposal would provide greater long-term flexibility in executing each Fund’s investment strategy by allowing increased exposures to certain holdings, it is not otherwise expected to affect the way the Funds are currently managed.

Can you explain more about why this is important?

Under the 1940 Act, a “diversified” fund is prohibited from investing more than 5% of its assets in a company, if, in aggregate, all single-company positions of 5% or more amount to 25% of a fund’s assets. Said another way, a “diversified” fund is not allowed to make additional purchases in securities which are greater than 5% of the fund’s total assets if the cumulative amount of 5%+ holdings comprises 25%+ of the fund’s total assets. Today, certain stocks make up a substantially large percentage of growth indices. For example, the five biggest stocks by market capitalization and weight in the Russell 1000 Growth Index (the benchmark for the JPMorgan Large Cap Growth Fund) as of August 31, 2024 are:

•	Apple (AAPL) at 12.4%
•	Microsoft (MSFT) at 11.5%
•	NVIDIA (NVDA) at 10.6%
•	Alphabet (GOOG/GOOGL) at 6.6%
•	Amazon (AMZN) at 6.2%

These five stocks each account for more than 5% of the Russell 1000 Growth Index and their combined weight totals more than 47%, much higher than the 25% maximum amount that can be held by “diversified” funds. So, a “diversified” fund cannot buy these five stocks at their index weight, let alone actively express an overweight position. A non-diversified fund would be able to do so.

How do my clients cast their vote?

Clients may call the shareholder voting and information line at 1-888-628-1041. Your clients can vote “For” the Proposal, “Against” the Proposal, or “Abstain” from voting. The Funds’ Board of Trustees is recommending a vote “For” the Proposal.

Shareholders may also vote by sending an email directly to the proxy vendor at votemyproxy@equiniti.com with the following information:

1.	Subject Line: JPMorgan Proxy
2.	First Name and Last Name
3.	Mailing address
4.	Instructions to vote their shares FOR or AGAINST the Proposal, or ABSTAIN from voting the Proposal

Once their vote has been processed, they will receive written confirmation in the mail indicating the proxy vendor has processed their vote.

For your reference, please refer to the Proxy Statement.

We value your partnership and appreciate your understanding. Please let me know if you have any additional questions.

Regards,

[CA Name]